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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*


                                HABERSHAM BANCORP
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    404459109
                                 --------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 5 pages

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                                   SCHEDULE 13G               Page 2 of 5 pages

CUSIP NO.  404459109

================================================================================
  1    NAME OF REPORTING PERSON

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       David D. Stovall

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                      (a)  [ ]

            N/A                                       (b)  [ ]

--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States of America

--------------------------------------------------------------------------------
                                 5   SOLE VOTING POWER
          NUMBER OF

           SHARES                    153,447*
        BENEFICIALLY
                              --------------------------------------------------
          OWNED BY               6   SHARED VOTING POWER

            EACH                     96,129**
          REPORTING
                              --------------------------------------------------
           PERSON                7   SOLE DISPOSITIVE POWER
            WITH
                                     153,447*

                              --------------------------------------------------
                                 8   SHARED DISPOSITIVE POWER

                                     96,129**
 -------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       249,576

--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [X]



--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       10.4%

--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON

       IN

================================================================================



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                                SCHEDULE 13G                  Page 3 of 5 pages




ITEM 1(A).          NAME OF ISSUER:

         Habersham Bancorp

ITEM 1(B).          ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         P.O. Box 1980
         Highway 441 North
         Cornelia, Georgia  30531

ITEM 2(A).          NAME OF PERSON FILING:

         David D. Stovall

ITEM 2(B).          ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

         P.O. Box 1980
         Highway 441 North
         Cornelia, Georgia  30531

ITEM 2(C).          CITIZENSHIP:

         United States of America

ITEM 2(D).          TITLE OF CLASS OF SECURITIES:

         Common Stock, $1.00 par value

ITEM 2(E).          CUSIP NUMBER:

         404459109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable

ITEM 4.             OWNERSHIP:

                   (a)      Amount beneficially owned:  153,447*

                   (b)      Percent of class:  10.4%

                   (c)      Number of shares as to which such person has

                             (i)     sole power to vote or direct the vote:
                                     153,447*

                            (ii)     shared power to vote or direct the vote:
                                     96,129**


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                                  SCHEDULE 13G                Page 4 of 5 pages



                          (iii) sole power to dispose or to direct the disposition of: 153,447*

                          (iv) shared power to dispose or direct the disposition of: 96,129**

                 * Includes 47,318 shares subject to options exercisable on or before March 1, 1997.

                 ** Includes 7,334 shares owned jointly with Mr. Stovall's daughter and 88,795 shares held jointly with Mr. Stovall's wife. Does not include 5,000 shares held in the Habersham Bancorp Savings Investment Plan as of September 30, 1996, the date with respect to which the most recent plan statement is available.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         Not Applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

         Not Applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF THE MEMBERS OF THE
                  GROUP:

         Not Applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

         Not Applicable

ITEM 10.          CERTIFICATION:

         Not Applicable


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                                   SCHEDULE 13G               Page 5 of 5 pages




                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement, is true, complete and correct.

         Date:  February 13, 1997

         Signature:  /s/ David D. Stovall
                     ------------------------

         Name:  David D. Stovall